Exhibit 99.1

Zymeworks Reports 2018 First Quarter Financial Results

Vancouver, Canada (May 1, 2018) – Zymeworks Inc. (NYSE/TSX: ZYME), a clinical-stage biopharmaceutical company developing multifunctional therapeutics, today reported financial results for the quarter ended March 31, 2018.

“Over the last few months we have added to our clinical and business momentum,” said Ali Tehrani, Ph.D., Zymeworks’ President & CEO. “In addition to the milestones highlighted below, we continue to be encouraged by the clinical progress of our lead candidate, ZW25, and are honored that the updated data was selected for an oral presentation at the upcoming American Society of Clinical Oncology (ASCO) annual meeting next month.

First Quarter 2018 Business Highlights and Recent Developments

•	Added New Clinical Sites for ZW25 in Canada and the United States; Data Selected for Oral Presentation at ASCO

To give more clinicians access to its novel bispecific antibody, Zymeworks announced the opening of new sites in Canada and the United States for its ongoing adaptive Phase 1 study of ZW25. Updated data, from the dose escalation and expansion cohort parts of the study, will be highlighted at an oral presentation at the upcoming ASCO annual meeting in Chicago.

•	Identified ZW49, a Novel Antibody-Drug Conjugate (ADC), as a Clinical Candidate

ZW49 is a proprietary bispecific ADC targeting two distinct locations of the HER2 receptor resulting in enhanced delivery of Zymework’s proprietary ZymeLink™ cytotoxic payload to cancer cells. Preclinical data, presented at the American Association for Cancer Research annual meeting in April demonstrated ZW49 to be active and well tolerated in models of high and low HER2-expressing cancers. Zymeworks expects to file an Investigational New Drug (IND) application this year in order to begin a clinical trial with ZW49.

•	Expanded Corporate Collaboration with Celgene

Zymeworks has expanded its relationship with Celgene. Under the terms of the agreement, the research program term has been extended by two years and additional licenses for two products have been added for a total of 10 potential products under the collaboration. Zymeworks is entitled to receive an expansion fee and is eligible to receive up to US$328 million in additional development and commercial milestones resulting in total future potential milestones of US$1.64 billion, plus royalties on worldwide sales.

Financial Results for the Quarter Ended March 31, 2018

Revenue for the three months ended March 31, 2018 was $0.04 million as compared to $0.23 million in the same period in 2017, primarily due to a $0.2 million decrease in research support payments from Daiichi Sankyo as research and development activities under the agreement with Daiichi Sankyo shifted to our partner.

For the three months ended March 31, 2018, research and development expenditures were $13.1 million as compared to $9.1 million for the same period in the prior year. This was primarily due to an increase in clinical costs for ZW25 and development costs for ZW49 in 2018, which was partially offset by a decrease in early stage research and development activities in platform technologies compared to the same period in 2017. General and administrative expenses were $7.1 million for the three months ended March 31, 2018 and $6.3 million for the same period in 2017. The change between the periods was primarily due to an increase in compensation costs and professional fees. The compensation costs increase was the result of new hires as well as an increase in stock-based compensation expense.

The net loss for the three months ended March 31, 2018 increased to $21.2 million as compared to $15.9 million for the same period in 2017, primarily due to increased research & development and general administrative expenses, as well as increase in the fair value of warrant liabilities which was partially offset by impairment charges recorded in 2017. Zymeworks expects research and development expenditures to increase over time due to the ongoing development of product candidates and other clinical, preclinical, and regulatory activities.

As of March 31, 2018, Zymeworks had $70.0 million in cash and cash equivalents and short-term investments. Zymeworks expects to continue receiving revenue from its existing and future corporate collaborations, including technology access fees, research and development fees for services rendered, and milestone-based payments. However, Zymeworks’ ability to receive these payments is dependent upon either Zymeworks or its collaborators successfully completing specified research and development activities.

About Zymeworks Inc.

Zymeworks is a clinical-stage biopharmaceutical company dedicated to the discovery, development and commercialization of next-generation multifunctional biotherapeutics. Zymeworks’ suite of complementary therapeutic platforms and its fully integrated drug development engine provide the flexibility and compatibility to precisely engineer and develop highly differentiated product candidates. Zymeworks’ lead product candidate, ZW25, is a novel bispecific antibody currently being evaluated in an adaptive Phase 1 clinical trial. Zymeworks is also advancing a deep pipeline of preclinical product candidates and discovery-stage programs in immuno-oncology and other therapeutic areas. In addition to Zymeworks’ wholly owned pipeline, its therapeutic platforms have been further leveraged through multiple strategic partnerships with global biopharmaceutical companies.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of Canadian securities laws, or collectively, forward-looking statements. Forward-looking statements in this news release include, but are not limited to, statements that relate to Zymeworks’ expected presentation at ASCO, planned expansion of clinical trial sites, clinical and preclinical development of Zymeworks’ product candidates, potential milestone payments, royalties and other revenue, expected research and development expenditures, and other information that is not historical information. When used herein, words such as “anticipate”, “plan”, “expect”, “will”, “may”, “continue”, and similar expressions are intended to identify forward-looking statements. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking. All forward-looking statements are based upon Zymeworks’ current expectations and various assumptions. Zymeworks believes there is a reasonable basis for its expectations and beliefs, but they are inherently uncertain. Zymeworks may not realize its expectations, and its beliefs may not prove correct. Actual results could differ materially from those described or implied by such forward-looking statements as a result of various factors, including, without limitation, market conditions and the factors described under “Risk Factors” in Zymeworks’ Annual Report on Form 10-K for its fiscal year ended December 31, 2017 (a copy of which may be obtained at www.sec.gov and www.sedar.com). Consequently, forward-looking statements should be regarded solely as Zymeworks’ current plans, estimates and beliefs. Investors should not place undue reliance on forward-looking statements. Zymeworks cannot guarantee future results, events, levels of activity, performance or achievements. Zymeworks does not undertake and specifically declines any obligation to update, republish, or revise any forward-looking statements to reflect new information, future events or circumstances or to reflect the occurrences of unanticipated events, except as may be required by law.

ZYMEWORKS INC.

Condensed Interim Consolidated Statements of Loss

(Expressed in thousands of U.S. dollars except share and per share data)

	Three Months Ended March 31,
	2018	2017
	(unaudited)	(unaudited)
Revenue
Research and developmental collaborations	$40	$230
Operating expenses:
Research and development	13,085	9,058
Government grants and credits	—	(218)

	13,085	8,840
General and administrative	7,066	6,259
Impairment on acquired IPR&D	—	1,536

Total operating expenses	20,151	16,635

Loss from operations	(20,111)	(16,405)
Other (expense) income, net	(1,158)	479

Loss before income taxes	(21,269)	(15,926)
Income tax recovery (expense)	65	—

Net loss	$(21,204)	$(15,926)

Net loss per common share:
Basic	$(0.83)	$(1.21)
Diluted	$(0.83)	$(1.25)
Weighted-average common shares outstanding:
Basic	25,459,150	13,183,928
Diluted	25,459,150	13,329,751

ZYMEWORKS INC.

Selected Condensed Consolidated Balance Sheet Data

(Expressed in thousands of U.S. dollars)

	March 31, 2018	December 31, 2017
Cash, cash equivalents and short-term investments	$70,031	$87,797
Working capital	56,236	77,674
Total assets	113,538	131,955
Accumulated deficit	(129,920)	(108,716)
Total shareholders’ equity	94,528	116,428

Contacts:

Zymeworks Inc.

Investor Inquiries:

Ryan Dercho, Ph.D.

(604) 678-1388

ir@zymeworks.com

Media Inquiries:

Angela Bitting

(925) 202-6211

a.bitting@comcast.net